EXECUTION COPY

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of January 1, 2022 (the “Effective Date”), by and between Audacy, Inc., a Pennsylvania corporation (“Employer” or the “Company”), and David J. Field (“Executive”).
RECITALS
A.Prior to the Effective Date, the Company and Executive were parties to that certain Amended and Restated Employment Agreement between Executive and Employer effective as of April 22, 2016 (the “Prior Agreement”).
B.The Employer and Executive desire to amend and restate the Prior Agreement and effective as of the Effective Date, Employer desires to continue to retain the services of Executive upon and subject to the terms, conditions and other provisions set forth herein.
C.Executive desires to continue to render services to Employer upon and subject to the terms, conditions and other provisions set forth herein.
AGREEMENT
    NOW, THEREFORE, in consideration of the premises, the mutual promises hereinafter set forth, and other good and valuable consideration had and received, the parties hereby agree as follows:
1.Employment. Upon and subject to the terms, conditions and other provisions of this Agreement, Employer shall continue to employ Executive, and Executive hereby accepts such continued employment and agrees to exercise and perform faithfully, exclusively and to the best of his ability on behalf of Employer during the Employment Term (as defined herein), the duties and responsibilities of President and Chief Executive Officer of Employer, with the general powers and duties of management usually vested in said office.
2.Executive’s Services and Duties.
2.1During the Employment Term, Executive shall:
2.1.1Observe and conform to the policies and directions promulgated from time to time by Employer’s Board of Directors (the “Board”);
2.1.2Use all reasonable efforts to serve Employer faithfully, diligently and competently and to the best of his ability; and
2.1.3Devote his full business time, energy, ability, attention and skill to his employment hereunder.
2.2The services to be performed by Executive hereunder may be changed or adjusted from time to time at the reasonable discretion of the Board.
2.3Except with the prior written approval of the Board, Executive during the Employment Term will not: (i) accept any other employment with a third party; (ii) serve on the board of directors or similar body of any other business entity in any way directly or indirectly competitive with the business of the Company; or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place Executive in a competing position to or otherwise conflict with, that of Employer or any of its subsidiaries, affiliates or divisions.
3.Term. Unless terminated earlier as provided in this Agreement, the term of this Agreement shall commence on the Effective Date and shall terminate and expire on the third anniversary of the Effective Date (the “Initial Term”), provided that the Initial Term shall automatically renew for additional twelve (12) month periods from year to year thereafter, unless either party gives at least one hundred twenty (120) days’ prior written notice of its election to either terminate or to renegotiate the terms of this Agreement at the end of the Initial Term or any then current renewal term (the Initial Term and any subsequent renewal terms, collectively the “Employment Term”) .
4.Compensation and Other Benefits. As compensation in full for the services to be rendered by Executive hereunder, during the Employment Term, Employer shall pay, and Executive shall be entitled to receive, the following compensation and benefits, which compensation and benefits shall be subject to all appropriate federal, state and local withholding taxes:
4.1Effective on the Company’s next full payroll cycle following the Effective Date, an annual salary in the amount of one million three hundred fifty thousand dollars ($1,350,000) to be paid consistent with the standard payroll practices of Employer in place from time-to-time (the “Base Compensation”). The Base Compensation may be increased at the discretion of the Board or the Compensation Committee of the Board (the "Compensation Committee").
4.2Executive shall have the opportunity to earn an annual performance bonus (the “Annual Bonus”). For any fiscal year of the Company, Executive's target bonus amount under this Section 4.2 shall be two hundred percent (200%) of the Base Compensation for each such fiscal year. Executive's Annual Bonus shall be payable as soon as reasonably practicable following, and in no event later than two and one-half (2-½) months following, the end of the fiscal year for which such Annual Bonus is earned.
4.3Provided that the Executive remains continuously employed in active service by the Company through the EBITDA Bonus Date (as defined below) Executive shall be entitled a cash bonus of three million dollars ($3,000,000). The EBITDA Bonus Date shall be the date prior to December 31, 2024 that the Board and/or Compensation Committee determine that the Company's EBITDA for the immediately preceding consecutive twelve (12) month period exceeds four hundred million dollars ($400,000,000) (the "EBITDA Bonus"). If payable, the EBITDA Bonus shall be payable as soon as reasonably practicable following, and in no event later than two and one-half (2-1/2) months following the end of the fiscal quarter in which the EBITDA Bonus is achieved. The EBITDA Bonus target set forth herein may be equitably adjusted by the Board and/or Compensation Committee in their sole discretion in the event of any material acquisition or divestiture by the Company prior to December 31, 2024.
4.4Executive shall be entitled to participate in or receive health, disability and life insurance, vacation and similar or other fringe benefits as Employer provides from time-to-time to its most senior executive officers. Nothing in this Section 4.4, however, is intended, or shall be construed to require Employer to institute or continue any, or any particular, plan or benefits other than insurance benefits which Executive may at his cost continue pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). In addition, Executive shall be entitled to use Company leased aircraft (including time-shares and jet cards) for personal travel use for himself and his family and other personal and business associates, provided that Executive reimburses the Company for the incremental usage fees, fuel charges and in-flight expenses incurred by the Company in connection with any non-business use (but without any allocation of overhead, capital or maintenance charges related thereto).
4.5During the Employment Term, Executive shall either be provided with a Company-owned automobile for his business and personal use or be provided with a monthly automobile allowance of $1,200.
5.Equity Compensation.
5.1As soon as reasonably practicable following the Effective Date, the Board or the Compensation Committee shall grant Executive 1,000,000 RSUs subject to the Company's shareholders' approval of a new Company equity incentive plan at the 2022 annual shareholders meeting. This grant shall include 250,000 RSUs which shall vest based on Executive's continued employment through each vesting date (the "Time Vesting RSUs") as set forth in Section 5.1.1 and 750,000 RSUs which shall vest based on Executive's continued employment through the attainment of performance milestones as set forth in Section 5.1.2 (the "Performance Vesting RSUs"). For the avoidance of doubt, in the event the Company's shareholders fail to approve a new Company equity incentive plan at the 2022 annual shareholders meeting the RSU grants described in this Section 5.1 shall be null and void.
5.1.1Provided that the Executive remains continuously employed in active service by the Company from the date of grant through such date, 50% of the Time Vesting RSUs shall vest on the date that is two (2) years from the Effective Date, 25% of the Time Vesting RSUs shall vest on the date that is three (3) years from the Effective Date and 25% of the Time Vesting RSUs shall vest on the date that is four (4) years from the Effective Date. The Time Vesting RSUs shall contain such other reasonable terms (consistent with the Company’s
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customary form of restricted stock unit agreement and not inconsistent with this Agreement) as the Board and/or the Compensation Committee determine.
5.1.2Provided that the Executive remains continuously employed in active service by the Company from the date of grant through the date on which a Consecutive Trading Price (as defined below) goal is attained, the Performance Vesting RSUs shall become earned in accordance with the following schedule:

# of Vesting Performance Vesting RSUs	Consecutive Trading Price Goal
250,000	$6
250,000	$9
250,000	$12
The Performance Vesting RSUs shall be vested on the later of the date on which a Consecutive Trading Price goal is attained or January 1, 2023.
For purposes of this Agreement "Consecutive Trading Price" shall mean the trading date following the Effective Date on which the Company's closing share price on any exchange on which the Company's common stock is then listed equals or exceeds the Consecutive Trading Price goal(s) set forth in the table above and has equaled or exceeded such Consecutive Trading Price goal(s) for the immediately preceding consecutive twenty four (24) trading days. These Performance Vesting RSUs (or tranches thereof) will lapse and expire to the extent any applicable Consecutive Trading Price goal(s) is(are) not achieved by December 31, 2024.
5.1.3The Performance Vesting RSUs shall contain such other reasonable terms (consistent with the Company’s customary form of restricted stock unit agreement and not inconsistent with this Agreement) as the Board and/or the Compensation Committee determine.
5.1.4In the event that any extraordinary dividend or other extraordinary distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, issuance of warrants or other rights to acquire securities of the Company, other change in the corporate structure of the Company affecting the Company's capital stock, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any of its successors) affecting the Company' s capital stock occurs, the Board and/or the Compensation Committee, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Performance Vesting RSUs, will make appropriate adjustments to the Consecutive Trading Price Goals set forth in 5.1.2 above to the extent such Consecutive Trading Price Goal(s) have not yet been achieved. Notwithstanding the foregoing, the conversion of any convertible securities of the Company and ordinary course repurchases of shares or other securities of the Company will not be treated as an event that will require adjustment under this Section  5.1.4.
6.Certain Business Expenses. Employer shall reimburse Executive for business expenses: (a) which are reasonable and necessary for Executive to perform and were incurred by Executive in the course of the performance of his duties pursuant to this Agreement and in accordance with Employer’s general policies; and (b) for which Executive has submitted vouchers and completed an expense report in the form required by Employer as consistent with Employer’s policies in place from time to time. The reimbursement of any business expense shall be made as soon as practicable after Executive's submission of vouchers and/or a complete expense report but in no later than December 31 of the year following the year in which the expense was incurred.  The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.
7.Confidential Information.
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7.1Confidential Information. Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to access, retain or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Employer, except as required in the performance of any of the Executive’s authorized employment duties to the Employer; (iii) not to directly or indirectly disclose, divulge, reveal, communicate, share, transfer, or make available Confidential Information, or allow it to be disclosed, divulged, revealed, communicated, shared, transferred, or made available, in whole or in part, to any person or entity outside the Employer (other than his professional advisers who are bound by confidentiality obligations), except as reasonably necessary during the Employment Term in order to perform Executive’s duties and in the best interests of the Employer or to comply with any disclosure of any information required by law or the order of a court; provided, that, to the extent permitted by applicable law, Executive shall give prompt written notice to the Employer of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Employer or any other member of the Employer to obtain a protective order or similar treatment. For purposes of this Agreement “Confidential Information” includes, but is not limited to, any non-public, proprietary or confidential information, in spoken, printed, electronic or any other form or medium, including, without limitation, confidential or proprietary materials, trade secrets, manuals, records, systems, practices, plans, policies, publications, strategies, and other intellectual property, information relating directly or indirectly to research and development, operations, services, terms of contracts, accounting, finances, investments, profits, pricing, costs, payroll, products, sources of material, services, Clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, pending negotiations, marketing, promotions, government and regulatory activities and approvals, concerning the past, current or future business, activities and operations of the Employer, any existing or prospective client, supplier, or other associated third party, and/or any third party that has disclosed or provided any of same to the Employer on a confidential basis. Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Executive understands and agrees that Confidential Information developed by the Executive in the course of Executive’s employment by the Employer shall be subject to the terms and conditions of this Agreement as if the Employer furnished the same Confidential Information to Executive in the first instance. Confidential Information shall not include any information that is generally known and available to the industry or the public other than as a result of Executive’s breach of this covenant. Executive understands and acknowledges that Executive’s obligations under this Agreement regarding any particular Confidential Information began at the start of the Executive’s employment with or engagement by the Employer and shall continue during and after Executive’s employment by the Employer until the Confidential Information has become public knowledge other than as a result of Executive’s breach of this Agreement or a breach by those acting in concert with Executive or on Executive’s behalf.
7.2Acknowledgements. Executive acknowledges that (i) the business of the Employer is highly competitive and is conducted throughout the United States and worldwide, (ii) Executive’s work for Employer has given and will continue to give him access to clients, trade secrets and competitively sensitive Confidential Information; (iii) the agreements and covenants of Executive contained in this Agreement are essential to protect the business and goodwill of the Employer and (iv) the misuse of Confidential Information or loss any client relationship or goodwill will likely cause significant and irreparable harm to the Employer).
7.3Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Employer that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to Executive's attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, Executive may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or any other agreement Executive, on the one hand, and the Employer, on the other, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement the Executive may have with the Employer shall prohibit or restrict Executive from making any voluntary disclosure of information or documents to any governmental agency or legislative body, or any self-regulatory organization, or from disclosing or discussing conduct by any employee of the Employer that constitutes discrimination or sexual assault prohibited by applicable law, in each case, without advance notice to the Employer.
7.4Executive agrees that:
7.4.1Executive shall not induce or persuade other employees of Employer or former or current employees of Employer or any subsidiary, affiliate or division thereof, to join him in any activity prohibited by this Section 7;
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7.4.2For the twelve (12) month period following any termination of Executive’s employment with the Company, Executive shall not, without the express prior written permission of the Company, employ, offer to employ, counsel a third party to employ, or participate in any manner in the recommendation, recruitment or solicitation of the employment of any person who was an employee of the Company on the date of the termination of Executive’s employment or at any time within the ninety (90) days prior thereto. In the event that any such person shall be employed in a position under Executive’s direct supervision within such twelve (12) month period without the Company’s express prior written permission, it shall be conclusively presumed that this restriction has been violated.
7.4.3So long as Executive is employed by the Company and for a period of twelve (12) months thereafter Executive shall not directly or indirectly, provide any service either as an employee, employer, consultant, contractor, agent, principal, partner, substantial stockholder, corporate officer or director of or for a company or enterprise which competes in any material manner with the then present or Planned Business Activities (as defined below) of the Company, including without limitation, audio programming, production, engineering, promotion or broadcasting regardless of the method of its delivery, which methods include, without limitation, AM, FM, satellite, PCS, cable, Internet, or any other means. For purpose of the foregoing “Planned Business Activities” shall mean a business initiative materially discussed by the Board or which is currently under consideration by the Board or which has been approved by the Board.
7.4.4This Section 7 shall survive termination of this Agreement.
8.Employer Property.
8.1Any patents, inventions, discoveries, applications or processes, software and computer programs devised, planned, applied, created, discovered or invented by Executive in the course of his employment under this Agreement and which pertain to any aspect of the business of Employer or its subsidiaries, affiliates, divisions or customers, shall be the sole and absolute property of Employer and Executive shall make prompt report thereof to Employer and promptly execute any and all documents reasonably requested to assure Employer the full and complete ownership thereof.
8.2All records, files, lists, drawings, documents, equipment and similar items relating to Employer’s business which Executive shall prepare or receive from Employer shall remain Employer’s sole and exclusive property. Upon termination of this Agreement, Executive shall return promptly to Employer all property of Employer in his possession and Executive represents that he will not copy, or cause to be copied, printed, summarized or compiled, any software, documents or other materials originating with and/or belonging to Employer. Executive further represents that he will not retain in his possession any such software, documents or other materials in machine or human readable forms. The requirements of this Section 8.2 shall not be applicable to Executive’s “rolodex” and other similar list of personal business associates and contacts at the time of termination that is not part of the Employer’s books and records (collectively, “Executive Property”).
8.3This Section 8 shall survive termination of this Agreement.
9.Executive Representations and Warranties. Executive warrants and represents to and covenants with Employer as follows:
9.1No Conflict. The execution, delivery and performance of this Agreement by Executive does not conflict with or violate any provision of or constitute a default under any agreement, judgment, award or decree to which Executive is a party or by which Executive is bound. No consent of any third party is necessary for Executive to enter into this Agreement and comply fully with his obligations hereunder. Executive is not party to or bound by any other employment agreement, non-compete agreement, confidentiality agreement or similar agreement.
9.2Enforceable Agreement. This Agreement is the valid enforceable agreement of Executive, enforceable against him in accordance with its terms.
10.Termination. Executive’s employment hereunder may be terminated by the Board under the following circumstances:
10.1Death. Executive’s employment hereunder shall terminate automatically upon his death.
10.2Disability. This Agreement shall terminate on Executive’s physical or mental disability or infirmity which, in the opinion of a competent physician mutually selected in advance of such disability or infirmity
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by Executive and the Compensation Committee, renders Executive unable to perform his duties under this Agreement for more than one hundred twenty (120) days during any one hundred eighty (180) day period (“Disability”).
10.3Cause. The Board may terminate Executive’s employment hereunder for “Cause” in the event of any one or more of the following (each as determined by the Board in its sole discretion), provided that, with respect to clause (ii) below, the Company provides written notice to Executive upon the occurrence of any such event, following which Executive fails to cure such event within thirty (30) days: (i) Executive has engaged in fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his employment or service; (ii) Executive has breached any material provision of his employment or service contract with the Company, including, without limitation, any covenant against competition and/or raiding of the Company’s employees, non-employee directors or key advisors; or (iii) Executive has disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information.
10.4Good Reason. Executive may terminate this Agreement for “Good Reason” upon written notice to the Employer within thirty (30) days of the occurrence of any of the events set forth in Section 10.4(a) or 10.4(b) as constituting “Good Reason,” in which case the Board shall be treated as having terminated Executive’s employment hereunder without Cause.
                “Good Reason” means:
(a)(i) the assignment to Executive of any duties inconsistent in any material respect with his position (including status, offices and titles), authority, duties or responsibilities which remains uncured thirty (30) days after receipt of notice thereof given by Executive; or (ii) any other action by Employer which results in a material diminishment in such position, authority, duties or responsibilities, and which remains uncured thirty (30) days after receipt of notice thereof given by Executive;
(b)any material breach by the Company in performing its obligations hereunder and which remains uncured thirty (30) days after receipt of notice thereof given by Executive; or
(c)following the Company’s notice to Executive of its intent to either terminate or renegotiate the terms of this Agreement that is timely given under Section 3 , the Company’s failure to, no later than thirty (30) days before the expiration of the original or any then current renewal term, offer continued employment to Executive as of the expiration of this Agreement on terms and conditions no less favorable than those provided to Executive under this Agreement. An offer of continued employment shall be deemed to be on terms and conditions no less favorable than those provided to Executive under this Agreement if it provides for a term of at least one (1) year and: (A) an annual base salary, potential bonus opportunity and severance protections no less favorable than that provided to Executive under this Agreement; (B) incentives consistent with the Company’s past practices with respect to Executive and (C) equity-compensation incentive grants no less favorable than that provided to Executive under this Agreement (but pro-rated to reflect the term of any such offer of continued employment).
10.5Notice. Any termination of Executive’s employment by the Board shall be communicated by written Notice of Termination to Executive and any termination by Executive of his employment with Employer for “Good Reason” shall be communicated by written notice to the Employer within thirty (30) days of the occurrence of the event set forth in Section 10.4(a) or 10.4(b) which constitutes “Good Reason.” No notice shall be required in the event of the occurrence of the event set forth in Section 10.4(c) which constitutes “Good Reason.” In the event Executive or the Employer fails to provide written notice under this Section 10.5 and the other party fails to object to such failure prior to Executive’s Date of Termination, any requirement to provide written Notice of Termination under this Agreement shall be deemed waived.
10.6“Date of Termination” shall mean: (i) if Executive’s employment is terminated by his death, the date of his death; (ii) if Executive’s employment is terminated by reason of his Disability, the date on which Executive is determined by a competent physician to suffer from such Disability in accordance with Section 10.2; (iii) if Executive’s employment is terminated pursuant to Section 10.3 or 10.4 above, the date specified in the Notice of Termination (or if no Notice of Termination is provided, the last date on which Executive renders services to Employer in the capacity of an employee); and (iv) if Executive’s employment hereunder shall be terminated by the Board for any other reason than those specified above, the effective date of written notice to Executive (or if no such written notice is provided, the last date on which Executive renders services to Employer in the capacity of an employee).
10.7Employment At Will. Executive hereby agrees that, subject only to compliance with Employer’s obligations under Section 11 hereunder, the Board may dismiss him under this Section 10 without regard to: (i) any general or specific policies (whether written or oral) of Employer relating to the employment or
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termination of its employees; (ii) any statements made to Executive, whether made orally or contained in any document, pertaining to Executive’s relationship with Employer; or (iii) assignment of Cause by the Board. Inclusion under any benefit plan or compensation arrangement will not give Executive any right or claim to any benefit hereunder except to the extent such right has become fixed under the terms of this Agreement.
10.8Termination Obligations.
10.8.1Executive hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by Executive in the course of or incident to his employment belong to Employer and shall be promptly returned to Employer upon termination of the Employment Term. “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, customer or other lists, blueprints, and other documents, or materials, or copies thereof, whether in hard copy or in any electronic format, and all other proprietary information relating to the business of Employer or any subsidiary, affiliate or division thereof, but shall exclude Executive Property. Following termination, Executive will not retain any written or other tangible material containing any Confidential Information or other proprietary information of Employer or any subsidiary, affiliate or division thereof.
10.8.2Upon termination of the Employment Term, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with Employer or any of its direct or indirect subsidiaries or other affiliates; provided, however , that Executive shall not be deemed to have resigned from the Board.
10.8.3The representations and warranties contained in this Section 10.8 and Executive’s obligations under Section 7 and Section 8 hereof shall survive termination of the Employment Period and the expiration or termination of this Agreement.
11.Compensation Upon Death, Termination During Disability, Other Terminations.
11.1Death or Disability. If at any time Executive’s employment hereunder shall be terminated as a result of Executive’s death or Disability, then:
11.1.1Employer shall pay Executive (or, if applicable, Executive’s estate): (i) the Base Compensation through the date of termination; (ii) on the sixtieth (60th) day after Executive’s termination, any Annual Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4.2 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company); (iii) an amount for reimbursement, within 60 days following submission by Executive (or, if applicable, Executive’s estate) to the Company of appropriate supporting documentation) for any unreimbursed business expenses properly incurred by Executive pursuant to Section 6 and in accordance with Company policy prior to the termination date; and (iv) such employee benefits, if any, as to which Executive (or, if applicable, Executive’s estate) or his dependents may be entitled under the employee benefit plans of the Company (the amounts described in clauses (i) through (iv) hereof being referred to as the “Accrued Rights”);
11.1.2Employer shall pay Executive (or, if applicable, Executive’s estate) on the sixtieth (60th) day after Executive’s termination in a single lump sum the sum of: (A) two (2) years’ Base Compensation; and (B) two (2) times the highest Annual Bonus paid to Executive during the preceding four (4) year period.
11.1.3If Executive or Executive’s dependents elect to continue applicable health insurance coverage under COBRA following such termination, then the Company shall pay Executive’s monthly COBRA premium for continued health insurance coverage for Executive and Executive’s eligible dependents until the earlier of: (i) eighteen (18) months following the termination date; or (ii) the date upon which Executive and his eligible dependents become eligible for comparable coverage under a group health insurance plan maintained by subsequent employer.
11.1.4All of Executive’s then outstanding stock based rights which are subject to vesting on the basis of Company performance (including without limitation the restricted stock unit grant under Section 5) shall become vested, exercisable and payable with respect to all of the equity subject thereto (and all options and similar rights shall remain exercisable with respect to such equity for up to an additional two (2) years from the termination date, but in no event longer than for the original term of the options).
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11.2Cause or Voluntary Termination without Good Reason. If at any time Executive’s employment hereunder shall be terminated for Cause or if Executive voluntarily terminates his employment other than for Good Reason, Employer shall pay Executive the Accrued Rights.
11.3Other Termination. If Executive’s employment hereunder shall be terminated by Executive for Good Reason or by Employer for any reason other than for Cause, death or Disability, then:
11.3.1Employer shall pay Executive the Accrued Rights.
11.3.2If such termination occurs prior to the execution of a binding agreement which would result in a Change in Control if consummated or more than two years following a Change in Control, Employer shall pay Executive on the sixtieth (60th) day after Executive’s termination a single lump sum in an amount equal to the greater of :
(a)the sum of: (i) the remaining Base Compensation payable during the Employment Term; and (ii) the remaining Annual Bonus(es) (or pro-rated portion thereof) payable during the Employment Term, determined assuming the amount of each such remaining Annual Bonus is equal to the highest Annual Bonus paid to Executive during the preceding three (3) year period, and with respect to both (i) and (ii) above further determined assuming Executive’s continued employment hereunder for the remaining Employment Term but, until such time as the automatic renewal provisions of Section 3 shall become operative, without regard to the automatic renewal provisions of Section 3; or
(b)the sum of (i) two (2) years’ Base Compensation; and (ii) two (2) times the highest Annual Bonus paid to Executive during the preceding four (4) year period.
11.3.3If such termination occurs following the execution of a binding agreement which would result in a Change in Control if consummated or prior to two years following a Change in Control, Employer shall pay Executive, on the sixtieth (60th) day after Executive’s termination, a single lump sum in an amount equal to the sum of: (i) three (3) years’ Base Compensation; and (ii) three (3) times the highest Annual Bonus paid to Executive during the preceding four (4) year period.
11.3.4If Executive elects to continue his health insurance coverage under COBRA following such termination, then the Company shall pay Executive’s monthly COBRA premium for continued health insurance coverage for Executive and Executive’s eligible dependents until the earlier of (i) eighteen (18) months following the termination date, or (ii) the date upon which Executive and his eligible dependents become eligible for comparable coverage under a group health insurance plan maintained by subsequent employer.
11.3.5If such termination occurs during the period commencing with the execution of a binding agreement which would result in a Change in Control if consummated and ending twenty four (24) months following the consummation of such Change in Control, all of Executive’s then-outstanding stock based rights which are subject to vesting solely on the basis of time shall become vested, exercisable and payable with respect to all of the equity subject thereto (and all options and similar rights shall remain exercisable with respect to such equity for up to an additional two (2) years from the termination date, but in no event longer than for the original term of the options). Executive’s outstanding stock options shall be amended by the Board or the Compensation Committee to the extent necessary to provide for the accelerated exercisability and extended term as provided herein.
11.3.6All of Executive’s then-outstanding stock based rights which are subject to vesting on the basis of the Company’s performance (including without limitation the Performance Vesting RSU grant under Section 5) shall become vested, exercisable and payable with respect to all of the equity subject thereto (and all options and similar rights shall remain exercisable with respect to such equity for up to an additional two (2) years from the termination date, but in no event longer than for the original term of the options).
11.4Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if:
11.4.1(Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (other than persons who are shareholders of the Employer on the Effective Date) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Employer representing more than 50% of all votes required to elect a majority of the Board, provided that a Change in Control shall not be deemed to occur as a result of a change of ownership resulting from the death of a shareholder;
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11.4.2The consummation by the Employer of (A) a merger or consolidation of the Employer with another corporation where the shareholders of the Employer, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes required to elect a majority of the board of directors of the surviving corporation or (B) the consummation of an agreement (or agreements) providing for the sale or disposition by the Employer of all or substantially all of the assets of the Employer;
11.4.3The shareholders of the Employer approve an agreement providing for a liquidation or dissolution of the Employer; or
11.4.4Any person has completed a tender offer or exchange offer for shares representing more than 50% of all votes required to elect a majority of the Board.
11.5Release of Claims. As a condition to the receipt of any benefits described hereunder subsequent to the termination of the employment of Executive (other than those payable on account of Executive’s death), Executive shall be required to execute, and not subsequently revoke, within sixty (60) days following the termination of his employment a release in a form reasonably acceptable to Employer of all claims arising out of his employment or the termination thereof including, but not limited to, any claim of discrimination under state or federal law, but excluding claims for indemnification under any agreement to which Executive is a party or pursuant to Employer’s charter or by-laws or policies of insurance maintained by Employer.
11.6Separation from Service. Notwithstanding any provision to the contrary in the Agreement, in order to be eligible to receive any termination benefits under this Agreement that are deemed deferred compensation subject to Section 409A of the Code, the Executive’s termination of employment must constitute a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h) (a “Separation from Service”).
12.Reserved.
13.Legal Fees. The Company shall reimburse Executive for all professional fees and expenses related to legal, tax and financial advice obtained by Executive in connection with the negotiation and execution of this Amended and Restated Employment Agreement up to a maximum amount of $25,000.
14.Notices. All notices and other communications and legal process shall be in writing and shall be personally delivered, transmitted by telecopier, telex or cable, or transmitted by Federal Express or other reputable commercial overnight delivery service which provides evidence of delivery, as elected by the party giving such notice, addressed as follows:

If to Employer:	Audacy, Inc.
2400 Market Street, 4th Floor
Philadelphia, Pennsylvania 19103
Attention: Andrew Sutor, Executive Vice President

If to Executive:	As set forth on the signature page hereto.
Notices shall be deemed to have been given:  (i) on the first business day after posting, if delivered by overnight courier as described above, (ii) on the date of receipt if delivered personally, or (iii) on the next business day after transmission if transmitted by telecopier, telex or cable (and appropriate receipt of transmission is confirmed by telecopy or telephone). Any party hereto may change its address for purposes hereof by notice to the other parties hereto.
15.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
16.Headings. The headings herein are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.
17.Entire Understanding. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the employment of Executive by Employer, and supersedes all other prior
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agreements, representations and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, including without limitation the Prior Agreement.
18.Amendments. This Agreement may not be modified or changed except by written instrument signed by each of the parties hereto.
19.Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law.
20.Dispute Resolution Process. The parties hereby agree that, in order to obtain prompt and expeditious resolution of any disputes under this Agreement, each claim, dispute or controversy of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement (or any other agreement contemplated by or related to this Agreement or any other agreement between Employer and Executive), including without limitation any claim based on contract, tort or statute, or the arbitrability of any claim hereunder (a “Claim”), shall be settled, at the request of any party of this Agreement, by final and binding arbitration conducted in Philadelphia, Pennsylvania. All such Claims shall be settled by one arbitrator in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association. Such arbitrator shall be provided through the CPR Institute for Dispute Resolution (“CPR”) by mutual agreement of the parties; provided that, absent such agreement, the arbitrator shall be appointed by CPR. In either event, such arbitrator may not have any preexisting, direct or indirect relationship with any party to the dispute. Each party hereto expressly consents to, and waives any future objection to, such forum and arbitration rules. Judgment upon any award may be entered by any state or federal court having jurisdiction thereof. Except as required by law (including, without limitation, the rules and regulations of the Securities and Exchange Commission), neither party nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties.
Adherence to this dispute resolution process shall not limit the right of Employer or Executive to obtain any provisional remedy, including without limitation, injunctive or similar relief set forth in Section 29 , from any court of competent jurisdiction as may be necessary to protect their respective rights and interests pending arbitration. Notwithstanding the foregoing sentence, this dispute resolution procedure is intended to be the exclusive method of resolving any Claims arising out of or relating to this Agreement.
The arbitration procedures shall follow the substantive law of the Commonwealth of Pennsylvania, including the provisions of statutory law dealing with arbitration, as it may exist at the time of the demand for arbitration, insofar as said provisions are not in conflict with this Agreement and specifically excepting therefrom sections of any such statute dealing with discovery and sections requiring notice of the hearing date by registered or certified mail.
21.Waiver of Jury Trial. Consistent with the intention of Section 20, each signatory to this Agreement further waives its respective right to a jury trial of any claim or cause of action arising out of this Agreement or any dealings between any of the signatories hereto relating to the subject matter of this Agreement. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including, without limitation, contract claims, tort claims, and all other common law and statutory claims. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, supplements or other modifications to this Agreement or to any other document or agreement relating to the transactions contemplated by this Agreement.
22.Construction. Whenever in this Agreement the context so requires, references to the masculine shall be deemed to include feminine and the neuter, references to the neuter shall be deemed to include the masculine and feminine, references to the plural shall be deemed to include the singular and references to the singular shall be deemed to include the plural.
23.Conflict. In the event of any conflict between the provisions of this Agreement and the policies and practices of Employer the provisions of this Agreement shall govern.
24.Cooperation. Each party hereto shall cooperate with the other party and shall take such further action and shall execute and deliver such further documents as may be necessary or desirable in order to carry out the provisions and purposes of this Agreement.
25.Waiver. No amendment or waiver of any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such waiver or consent shall
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be effective only in the specific instance and for the specific purpose for which given. The failure of any party to insist, in any one or more instances, upon performance of any of the terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or any such term, covenant or condition.
26.Negotiation of Agreement. Any rule of law, or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it, shall be of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and this Agreement.
27.Parties in Interest; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors, assigns, heirs and/or personal representatives, except that neither this Agreement nor any interest herein shall be assigned or assignable by operation of law or otherwise, by Executive without the prior written consent of Employer, which such consent Employer may grant or withhold in its discretion. Employer may, without the consent of Executive, assign this Agreement or any interest herein, by operation of law or otherwise, to: (a) any successor to all or substantially all of its stock, assets or business by dissolution, merger, consolidation, transfer of assets, or otherwise; or (b) any direct or indirect subsidiary, affiliate or division of Employer or of any such successor referred in (a) hereof. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.
28.Severability. If any provision of this Agreement shall be deemed invalid, unenforceable or illegal, then notwithstanding such invalidity, unenforceability or illegality, the remainder of this Agreement shall continue in full force and effect.
29.Injunctive Relief. In the event of breach by Executive of the terms of Section 7 or Section 8, Employer shall be entitled to enforce the specific performance of this Agreement by Executive and to enjoin Executive from any further violation of either such provisions and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law.
30.Section 409A.
30.1Notwithstanding anything herein to the contrary, if the Executive is deemed at the time of his termination of employment with the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of: (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service with the Company; or (ii) the date of Executive’s death.  Upon the earlier of such dates, all payments deferred pursuant to this Section 30.1 shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto). Notwithstanding the foregoing or any other provisions of this Agreement, the Company and Executive agree that, for purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a right to receive a series separate and distinct payments of compensation for purposes of applying the Section 409A of the Code.
30.2The Company and Executive acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder (“Section 409A”), including without limitation any such regulations or other guidance that may be issued after the Effective Date.
(Signature page follows)
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31.Executive Acknowledgement. Executive represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his private attorney, and that to the extent, if any, that he desired, he availed himself of such right. Executive further represents that he has carefully read and fully understands all of the provisions of this Agreement, that he is competent to execute this Agreement, that his agreement to execute this Agreement has not been obtained by any duress and that he freely and voluntarily enters into it, and that he has read this document in its entirety and fully understands the meaning, intent and consequences of this document.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
    “EXECUTIVE”

	/David J. Field/	12-14-21
	David J. Field	Date

Address for Notice:

2400 Market Street, 4th Floor Philadelphia, Pennsylvania 19103

“EMPLOYER”

Audacy, Inc.
a Pennsylvania corporation

By:	/Andrew P. Sutor, IV/	12-14-21
	Andrew P. Sutor, IV	Date
Executive Vice President

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